APROPOS TECHNOLOGY, INC.
                           One Tower Lane, Suite 2850
                         Oakbrook Terrace, IL 60181-4622

                                  EXHIBIT  4.1

                            APROPOS TECHNOLOGY, INC.

                             INCENTIVE STOCK OPTION
                             ----------------------

         THIS INCENTIVE STOCK OPTION, dated the ___ day of April, 2000, is granted by APROPOS TECHNOLOGY, INC. ("Apropos"), to _____________ (the "Employee") pursuant to, and subject to the terms and conditions of, the Apropos Technology, Inc. 2000 Omnibus Incentive Plan, as Amended and Restated (the "Plan").

         1. OPTION GRANT

         Apropos hereby grants to the Employee an option to purchase a total of 75,000 shares of Apropos common shares at an option price of $____ per share, being not less than 100% of the fair market value of the stock on the date hereof. This option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

         2. TIME OF EXERCISE

         This option may be exercised (in the manner described in paragraph 3 hereof) in whole or in part, at any time and from time to time, subject to the following limitations:

         (a) This option may not be exercised to any extent until the first anniversary of the date of grant. This option may be exercised to a maximum cumulative extent of 25% of the total shares covered hereby on and after the first anniversary of the date of grant; 50% of the total shares covered hereby commencing on and after the second anniversary of the date of grant; 75% of the total shares covered hereby on or after the third anniversary of the date of grant; and shall be fully exercisable on and after the fourth anniversary of the date of grant. However, in the event that the Employee's employment with Apropos or a subsidiary terminates by reason of a change of control (as defined in the Plan), permanent total disability or death prior to the fourth anniversary of the date of grant, then this option shall become fully exercisable upon such termination.

         (b) This option may not be exercised:

               (i) more than three months after the termination of the Employee's employment with Apropos or a subsidiary for any reason other than a change of control, retirement, permanent total disability or death;

               (ii) more than six months after termination of employment by reason of retirement or permanent total disability;


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               (iii) more than one year after death or more than six months after death if employment was previously terminated and the option was exercisable at the time of death;

               (iv) more than one year after termination of employment occurring within a two-year period following a change of control;

(v)                        more than ten years from the date hereof;

(vi) and in each case only to the extent exercisable on the date of termination.

         For these purposes retirement and permanent total disability shall be determined in accordance with the established policies of Apropos.

         This option may not be exercised for less than 50 shares except in a case where the number of shares represented by the option is less than 50, in which case the option shall not be exercised for less than all of the shares subject to the option.

         3.  METHOD OF EXERCISE

         This option may be exercised only by appropriate notice in writing delivered to the Secretary of Apropos and accompanied by:

         (a) a check payable to the order of Apropos for the full purchase price of the shares purchased, and

         (b) such other documents or representations as Apropos may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the option.

         Payment of the purchase price may be made in whole or in part by the delivery of common shares owned by the Employee for at least six months, valued at fair market value on the date of exercise or by execution and delivery of a promissory note containing terms and conditions established by the committee administering the Plan (the "Committee").

         4.  NON-TRANSFERABILITY; DEATH

         This option is not transferable by the Employee otherwise than by will or the laws of descent and distribution and is exercisable during the Employee's lifetime only by the Employee. If the Employee dies during the option period, this option may be exercised in whole or in part and from time to time, in the manner described in paragraph 3 hereof, by the Employee's estate or the person to whom the option passes by will or the laws of descent and distribution, but only (a) within the period permitted under paragraph 2(b)(iii) hereof after the Employee's death or (b) ten years from the date hereof, whichever period is shorter. At the discretion of the Committee, this option may be transferred by the Employee to members of the Employee's immediate family or trusts or family partnerships for the benefit of the Employee or family members, subject to terms and conditions established by the Committee.

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                                      * * *

         IN WITNESS WHEREOF, Apropos has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this option, all as of the date first above written.

                                             APROPOS TECHNOLOGY, INC.


                                             By
                                                --------------------------------
                                                               Chairman


                                             -----------------------------------
                                                               Employee